THE STEPHAN CO.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                             To Be Held ___ _, 2001

To the Stockholders:

	The Annual Meeting of the Stockholders of The Stephan Co. (the "Company") will be held on Friday, __, 2001, at 10 A.M., local time, at __, __, Ft. Lauderdale, FL 33309 for the following purposes:

	1.	To elect two Class III members of the Company's Board of Directors;
		and

      2. To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

     The Company's Board of Directors has fixed the close of business on July _, 2001 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Company's 2001 Annual Meeting of Stockholders (the "Meeting"). Only stockholders of record at the close of business on this date will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

                          By Order of the Board of Directors




				   PETER FEROLA
				   Secretary

             July __ , 2001

YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE
YOUR SHARES PERSONALLY.



                                PROXY STATEMENT
                                THE STEPHAN CO.

Annual Meeting of Stockholders
To Be Held on ___, 2001


GENERAL INFORMATION

	This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Stephan Co. (the "Company"), a Florida corporation, for use at its 2001 Annual Meeting of Stockholders to be held on ____, 2001 and at any adjournment(s) thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting is to be held at ___, ___, Ft. Lauderdale, FL 33309 at 10 A.M., local time.

	The principal executive offices of the Company are located at 1850 West McNab Road, Fort Lauderdale, Florida 33309 (telephone no. 954-971-0600). The enclosed proxy card and this proxy statement are being first sent to stockholders of the Company on or about _, 2001. Quorum; Received Votes; Solicitation and Revocation.

	Proxies in the form enclosed are being solicited by, or on behalf of, the Company's Board of Directors. The persons named in the proxy have been designated as proxies by the Board of Directors. If a quorum, consisting of the presence (in person or by proxy) of holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the "Common Stock"), exists at the Meeting, (i) the Class III directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock cast at the Meeting; and (ii) approval of any other matters which may properly come before the Meeting shall, subject to applicable law, be approved if the number of votes cast in favor of the matter at the Meeting exceeds the number of votes cast opposing such matter at the Meeting. With regard to Proposal I, votes may be cast in favor of, or withheld from any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of the quorum.

	Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors.

	Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted "FOR" the election of the two nominees for directors named herein in the class as set forth herein. Proxies solicited by the Board of Directors will be voted for the election of the two nominees named herein, each to serve until the expiration of his term, or until his successor has been duly elected and qualified.

In the event that any other matters are properly presented at the Meeting for 100: action, the persons named in the enclosed proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with their judgment. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by duly executing and delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

	The solicitation of proxies will be made primarily by mail but, in addition, may be made by directors, officers and employees of the Company personally or by telephone or telegraph, without extra compensation therefor. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that these costs will be nominal.

	The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000, which contains audited financial statements, is being mailed with this proxy statement to all persons who were stockholders of record as of the close of business on _, 2001. Additional copies of the Annual Report will be provided free of charge upon written request to the Company, at 1850 West McNab Road, Fort Lauderdale, Florida 33309, Attn.: Secretary.

Record Date; Voting

	The Company's Board of Directors has fixed the close of business on __, 2001 as the record date (the "Record Date") for the determination of stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. At the close of business on the Record Date, an aggregate of 4,410,577 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company's stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.


SECURITY OWNERSHIP

Security Ownership by Certain Beneficial Owners

     The following table sets forth, as of the Record Date, certain information as to the stockholders (other than directors, nominees and executive officers of the Company) which are known by the Company to beneficially own more than 5% of the Common Stock (based solely upon filings by said holders with the Securities and Exchange Commission on Schedule 13G pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")):


						Number of Shares
Name and Address				Beneficially		Percent
of Beneficial Owner			Owned (1) 			of Class

FMR Corp.(2) 				453,500			10.28%
82 Devonshire St.
Boston, MA  02109-7614

Dalton, Greiner, Hartman, 		244,300			5.53%
Maher & Company
1100 Fifth Avenue South,
Ste. 301
Naples, FL  34102

Dimensional Fund Advisors, Inc. (3)	239,400			5.42%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

(1) Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is a beneficial owner of the shares reflected above as a result of acting as a registered investment adviser to various registered investment companies. One such company, Fidelity Low-Priced Stock Fund, owns the shares of Common Stock reflected above. FMR Corp., through its control of Fidelity, has sole voting power with respect to none of the above indicated shares and sole power to dispose of all the above indicated shares.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are referred to herein as the "Funds." In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the Company indicated above that are owned by the Funds. All shares reported in the above table are directly owned by the Funds. Dimensional disclaims beneficial ownership of such shares.


Ownership by Management

     The following table sets forth, as of the Record Date, certain information concerning beneficial ownership of Common Stock by each nominee for election as a director of the Company (both of whom are currently directors of the Company), each other director, the Named Executives, as defined below, and all current directors of the Company and executive officers of the Company as a group (based solely upon information furnished by such persons):

							Number of Shares
Name of						Beneficially		Percent
Beneficial Owner (1)	 			Owned (1)(2)	 	of Class

Thomas M. D'Ambrosio. . . . . . . .	.  	240,964			5.4%
John DePinto. . . . . . . . . . . . .  	133,514			3.0%
Frank F. Ferola . . . . . . . . . . . 	818,935 (3)(4)	     17.43%
Curtis Carlson. . . . . . . . . . . .  	25,310			 (5)
Leonard Genovese. . . . . . . . . . .  	21,248			 (5)
Shouky Shaheen . . . . . . . . . . . 	322,224			7.3%
Peter Ferola. . . . . . . . . . . . . 	112,050			2.5%
David Spiegel . . . . . . . . . . . . 	16,400 			 (5)
Franc Ferola . . . . . . . . . . . . 	112,050			2.5%
John Incitti . . . . . . . . . . . . 	7,275				 (5)
All executive officers and directors
  as a group (10 persons) . . . . . . 	1,809,970		 	39.70%

(1)	Beneficial ownership, as reported in the above table, has been determined
	in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power.

(2)	Includes the following shares that may be acquired upon the exercise of
	options held by the specified person within 60 days of the Record Date:
	Mr. Thomas D'Ambrosio - 24,250; Mr. John DePinto - 25,310; Mr. Frank Ferola - 287,000; Mr. Curtis Carlson - 25,310; Mr. Leonard Genovese - 20,248; Mr. Shouky Shaheen - 15,186; Mr. Peter Ferola - 112,050; Mr. David Spiegel - 16,400; Mr. Franc Ferola - 112,050; Mr. John Inciti - 7,275; and all executive officers and directors as a group - 645,079.

(3)	Does not include 9,195 shares covered by options granted to Mr. Frank
	Ferola, whose exercise is contingent on certain increases in the trading price of the Common Stock, as more fully set forth in "Executive Compensation" below.

(4)	Includes 14,805 shares owned by Mr. Frank Ferola's personal charitable
	foundation, of which Mr. Ferola is a co-trustee.

(5)	Represents less than 1%.


PROPOSAL I:   ELECTION OF DIRECTORS

	The Company's directors are elected on a staggered basis, with each class of director consisting of one-third of the entire Board of Directors, and standing for re-election for a three-year period. The Company's By-Laws provide that the number of directors shall be set from time to time by resolution of the Board of Directors and must be a minimum of one. The Board of Directors has, by resolution, set the size of the Board at six members. Only Class III directors are being elected at the Meeting. Each of the two Class III nominees listed below has consented to being named in this proxy statement and to serving as a Class III director if elected. In the unexpected event that either of such nominees should become unable to or for good cause will not serve, it is intended that proxies will be voted for substitute Class III nominee(s) designated by the current Board of Directors. The Board has no reason to believe that either of the named Class III nominees will be unable or unwilling to stand for election. Each of the two Class III nominees for director were elected at the 1998 annual meeting, at which meeting the Company's stockholders approved the staggered board.

	Class I and Class II directors are not being elected at the Meeting.

	At the Meeting, the shares of Common Stock represented by the proxies in the accompanying form, unless otherwise specified, will be voted FOR the election of each of the two Class III nominees listed on the accompanying proxy card. Proxies cannot be voted for a greater number of persons than the two Class III nominees named thereon. Directors will be elected by a plurality of the affirmative votes cast by the holders of shares of Common Stock at the Meeting (assuming a quorum exists).

	Set forth below is certain information with respect to the Class III nominees for election as directors of the Company at the Meeting and the Class I and Class II directors of the Company (based solely on information furnished by such persons):


			Year of
	     Age	First
 	    (as of  Election as Principal Occupation(s) During
Name	     4-1-01)a Director	Past Five Years; Other Directorships


Class III nominees

Frank F.	58	1981		For more than the past five years, Chairman of the
Ferola				Board, President and Chief Executive Officer of
					the Company.

Thomas M.	71	1981		For more than the past five years, Vice President
D'Ambrosio (3)			and Treasurer of the Company; practicing attorney.

	The Board of Directors unanimously recommends a vote "FOR" the election of the two Class III nominees named above as directors of the Company.

Class II directors

Leonard	66	1997		For more than the past five years through June 14,
Genovese (1)(2) 			1999, when he retired, Mr. Genovese was Chairman
					and Chief Executive Officer of Genovese Drug,
					Inc., an American Stock Exchange listed company.
					Mr. Genovese remains a director of two other
					publicly traded companies: Kellwood Company and
					Roslyn Bancorp, as well as  Eckerd Drug, a wholly-
					owned subsidiary of JC Penney Co.

Curtis	48	1996		For more than the past five years, partner in
Carlson (1)				various law firms.  Currently partner, in the
					Miami-based law firm of Payton & Carlson, PA.

Class I directors

John DePinto 83	1981		Retired executive for more than the past five
(1)(2)				years.

Shouky A.	 71	1998		For more than the past five years, President of
Shaheen (2) 	Co.  		Shaheen and Mr. Shaheen is also the former owner
					of Morris Flamingo, L.P., which was acquired by
					the Company in March 1998.

The Class I directors are subject to election at the annual meeting to be held in the year 2002.

(1)  Member of the Audit Committee.

(2)  Member of the Stock Option and Compensation Committee.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

	In fiscal year 2000, the Company paid to Payton & Carlson, P.A., a law firm of which Curtis Carlson was a partner, approximately $168,000 for legal services rendered by such firm to the Company. The Company also paid $4,500 per month as a retainer to Thomas D'Ambrosio, a director of the Company, for certain legal services rendered throughout the year.

Board of Directors; Committees of the Board

	The Board of Directors met 8 times during fiscal year 2000. During fiscal year 2000, no director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he served. The Company does not have a nominating committee. The Board has established two standing committees, consisting of an Audit Committee and a Stock Option and Compensation Committee. The current functions of such committees are as follows:

	The Audit Committee, which held one meeting during fiscal 2000, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company, and for making recommendations to the Board of Directors with respect to the selection of the Company's independent auditing firm. The Audit Committee is governed by the Company's Audit Committee Charter, a copy of which is set forth as Appendix A to this Proxy Statement.
The Board of Directors of the Company has determined that the current composition of the Audit Committee satisfies AMEX's requirements regarding the independence, financial literacy and experience of audit committees. The Chairman of this Committee is Curtis Carlson. The other members of this Committee are Leonard Genovese and John DePinto.

	The Stock Option and Compensation Committee (the "Compensation Committee"), which held various informal meetings, has primary responsibility for the administration of the Company's 1990 Key Employee Stock Incentive Plan, including primary responsibility for the granting of options thereunder. The Compensation Committee is also responsible for establishing the overall philosophy of the Company's executive compensation program and overseeing the executive compensation plan developed to execute the Company's compensation strategy. The Chairman of the Compensation Committee is Shouky Shaheen.

Compensation of Directors

	All directors of the Company are compensated for their services by payment of $300 for each Board Meeting attended.

	During fiscal 2000, options to purchase an aggregate of 20,248 shares of Common Stock, at an exercise price of $4.18 per share, were granted by the Company to the four directors of the Company who were not employees or regularly retained consultants of the Company (each, an "Outside Director") pursuant to the Company's 1990 Outside Directors' Stock Option Plan.

	Under such Plan, each Outside Director is automatically granted, upon such person's election or re-election to serve as a director of the Company, an option exercisable over five years, to purchase shares of Common Stock. Upon initial election to the Board of Directors, an Outside Director is granted an option to purchase 5,062 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. An option to purchase an additional 5,062 shares of Common Stock (at an exercise price equal to the fair market value of such Common Stock on the date of such grant) is granted to each incumbent Outside Director during each fiscal year of the Company thereafter on the earlier of (i) June 30 or (ii) the date on which the stockholders of the Company elect directors at an annual meeting of such stockholders or any adjournment thereof. The aggregate number of shares of Common Stock reserved for grant under the Outside Directors' Stock Option Plan
(as adjusted for stock splits) is 202,500, of which options covering 141,364 shares have been granted.


Executive Officers

	The executive officers of the Company consist of Mr. Frank F. Ferola, President, Chairman of the Board and Chief Executive Officer; Thomas M. D'Ambrosio, Vice President and Treasurer; David A. Spiegel, Chief Financial Officer; Peter Ferola, Vice President/Administration and Secretary; Franc Ferola, Vice President/Operations; and John Incitti, President of Williamsport Barber and Beauty Supply Corporation, a wholly-owned subsidiary of the Company.

	The following sets forth certain information with respect to the executive officers of the Company who are not also directors (based solely on information furnished by such persons):

	Mr. David A. Spiegel, 53, was appointed as Chief Financial Officer in January 1994. For more than the five years prior to 1994, Mr. Spiegel was the independent public accountant for the Company.

	Mr. Peter Ferola, 32, was appointed as Vice President/Administration in January 1996. For more than the past five years Mr. Ferola has been employed by the Company in various capacities. In February 1997, Mr. Ferola was selected as Secretary of the Company. Mr. Ferola had previously been the Company's Assistant Secretary.

Mr. John Incitti, 56, was appointed as President of Williamsport Barber and Beauty Corporation, a wholly-owned subsidiary of the Company, in August 1997. For more than the past five years Mr. Incitti has been employed by the Company.

Mr. Franc Ferola, 35, was appointed as Vice President/Operations in January 1996. For more than the past five years Mr. Ferola has been employed by the Company in various capacities.

Peter Ferola and Franc Ferola are brothers and are the sons of Frank F. Ferola.



EXECUTIVE COMPENSATION

	The following table sets forth information for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998, with respect to compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries during 2000 (the "Named Executives").

Summary Compensation Table

										Long-Term
				Annual Compensation			Compensation
Name and						Other		Securities
Principal		Fiscal			Annual	Underlying	All Other
Position(s)		Year	Salary	Bonus	Compensation Options(#)	Compensation


Frank F. 		2000	$565,675	$0	    $0	107,000(1)     $0
Ferola, 		1999	$514,250	$0	    $0	50,000 (1) 	   $0
President,		1998	$467,500	$0	    $0	80,000 (1)     $0
Chairman of
the Board
and Chief
Executive Officer

David 		2000	$148,349	$0	    $0	11,400	   $0
Spiegel,	 	1999	$134,137	$0	    $0	-0-	         $0
Chief 		1998	$108,272	$0	    $0	-0-	         $0
Financial Officer

Franc			2000	$151,250	$0	    $0	47,050 (1)	   $0
Ferola,	 	1999	$137,500	$0	    $0	10,000 (1)     $0
Vice			1998	$125,000	$25,000   $0	35,000 (1)     $0
President/
Operations

John			2000	$87,400	$29,000   $0	7,275	         $0
Incitti		1999	$87,403	$22,821   $0	-0-	         $0
President/  	1998	$85,800	$20,130   $0	-0-	         $0
Williamsport B&B

Peter			2000	$151,250	$0	    $0     47,050 (1)	   $0
Ferola, Vice	1999	$137,500	$0	    $0     10,000 (1)	   $0
President/		1998	$125,000	$25,000   $0     35,000	(1)      $0
Administration

							___________________________

(1)  Reflects options granted pursuant to employment agreements.


Stock Option Grants in the Last Fiscal Year

The following table sets forth certain information concerning stock options granted to the Chief Executive Officer and those other Named Executives who received stock options in fiscal year 2000.

									Potential Realizable
									Value At Assumed Annual
		Number of 	Percentage of 			Rates of StockAppreciation
		Securities	Total Options			for Option Term (2)
		Underlying	Granted to	  Exercise
		Options	Employees in  Price Per	Expiration
Name		Granted (#)	Fiscal Year(%) Share($)	   Date	 5% 	     	10%

Frank F.
Ferola	50,000 (1)	    43.6%	   $3.75	1/01/2010  $305,418   $486,327
	      57,000 (1)		         $3.92	9/01/2005  $285,172   $359,852

Peter
Ferola	10,000 (1)	    19.2%	   $3.75	1/01/2010  $ 61,084   $ 97,265
	      37,050 (1)			   $3.92	9/01/2005  $185,362   $233,904


Franc
Ferola	10,000 (1)	    19.2%	   $3.75	1/01/2010  $ 61,084   $ 97,265
	      37,050 (1)	               $3.92	9/01/2005  $185,362   $233,904



(1)  Options granted pursuant to applicable employment agreements.

(2) Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect any estimate or prediction by the Company of future Common Stock trading prices.

	For the 1990 Key Employee Stock Incentive Plan, as of April 15, 2001, 562,220 Options have been granted to the Named Executives and 674,895 Options have been granted to all employees over the history of the Plan, including current officers who are not executive officers, as a group. Non-employee directors of the Company are not granted Options under the 1990 Key Employee Stock Incentive Plan but rather, are granted Options under the 1990 Outside Directors' Stock Option Plan.


Year-End Option Values

	The following table sets forth certain information as of December 31, 2000, in respect of the year-end number and value of unexercised stock options held by the Chief Executive Officer and the other Named Executives. The Chief Executive Officer and other Named Executives did not exercise any stock options in fiscal year 2000. The table also includes the value of the "in-the-money" unexercised stock options which reflects the spread between the exercise price of the existing stock options and the year-end price of the Common Stock.


										Value of
				Number of				Unexercised In-the-
			Unexercised Options			   Money Options at
	    	Held at December 31, 2000			December 31, 2000(1)

Name			Exercisable	Unexercisable	 Exercisable	Unexercisable

Frank F.
Ferola		366,195	186,195 (2)			$0			$0

Peter
Ferola 		112,050	47,050			$0			$0

David A.
Spiegel		 5,000	11,400			$0			$0

Thomas
D'Ambrosio		10,000	14,250			$0			$0

Franc
Ferola  		112,050	47,050			$0			$0



(1) Based on the closing price of the Common Stock on December 31, 2000 ($3.00).

(2) Includes options covering 79,195 shares of Common Stock whose exercise is contingent on certain increases in the trading price of the Common Stock, and includes options for 80,000 shares of Common Stock which did not vest until January 1, 2001. See - "Employment and Termination Arrangements."



Employment and Termination Arrangements

	In January 1997, the Company entered into an employment agreement with Mr. Frank F. Ferola. The term of the agreement is three years, expiring in January 2000. Under such agreement, Mr. Ferola is to receive compensation in the amount of $425,000 per annum, subject to an annual increase of 10%, and an annual stock option grant of 50,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Mr. Ferola is entitled to receive an annual performance bonus based on increases of at least 10% in the Company's earnings per share, as determined, by comparison to a base year of 1996, pursuant to a formula set forth in the employment agreement.

	In the event of a change in control (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional 24 months' salary. In addition, upon such an event, Mr. Ferola will receive from the Company, by a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus two. In 1999, pursuant to the terms of his employment agreement, Mr. Ferola renewed his agreement with the Company for an additional three-year term.

	In 1996, Mr. Frank Ferola conditionally relinquished $100,000 of the 1996 annual bonus to which he was otherwise entitled. In consideration thereof, the Compensation Committee awarded him a five-year option to purchase 9,195 shares of Common Stock, whose exercise is contingent on the Common Stock trading for 20 consecutive business days at a price of at least $14.138, a 30% increase over its price on the date of grant ($10.875). If this condition were met, Mr.
Ferola would also receive a cash payment of $100,000, as a result of the increased stock price.

	In January 1996, the Company entered into an employment agreement with Mr. Franc Ferola, effective for three years until January 1999. Pursuant to such agreement, Franc Ferola received compensation of $77,765 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Franc Ferola was entitled to receive an annual performance bonus based on increases of at least
10% in the Company's earnings per share, as determined by a formula set forth in his employment agreement calculated by comparison to a base year of 1995. In
1998 Franc Ferola unconditionally relinquished $20,000 of his 1997 annual bonus to which he was otherwise entitled.

	In July 1998, the Company entered into an amended employment agreement with Franc Ferola. Such amendment extended the term of the agreement to January 2001 Franc Ferola's base salary to $125,000 per annum. In addition, for the remaining term of the agreement, Franc Ferola's performance bonus is to be calculated using a base year of 1997. In September 2000, pursuant to the terms of his employment agreement, Franc Ferola renewed his agreement with the Company for an additional three year term.

	In the event of a change in control, sale, merger or acquisition (as defined in the employment agreement) of the Company, Franc Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, upon such an event, Peter Ferola is entitled to receive from the Company, by a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.

	In January 1996, the Company entered into an employment agreement with Mr. Peter Ferola, effective for three years until January 1999. Pursuant to such agreement, Peter Ferola received compensation of $77,765 per annum subject to an annual increase of 10% and an annual stock option grant of 10,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In addition, Mr. Ferola was entitled to receive an annual performance bonus based on increases of at least
10% in the Company's earnings per share, as determined by a formula set forth in his employment agreement calculated by comparison to a base year of 1995. In
1998 Peter Ferola unconditionally relinquished $20,000 of his 1997 annual bonus to which he was otherwise entitled.

	In July 1998, the Company entered into an amended employment agreement with Mr. Ferola. Such amendment extended the term of the agreement to January 2001 and increased Mr. Ferola's base salary to $125,000 per annum. In addition, for the remaining term of the agreement, Mr. Ferola's performance bonus is to be calculated using a base year of 1997. In September 2000, pursuant to the terms of his employment agreement, Peter Ferola renewed his agreement with the Company for an additional three year term.

	In the event of a change in control, sale, merger or acquisition (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of the contract plus an additional twelve months' salary. In addition, upon such an event, Mr. Ferola is entitled to receive from the Company, by a lump sum payment, an amount equal to the most recent annual bonus paid multiplied by the sum of the number of years (including fractions thereof) remaining in the term of his agreement plus one.


COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

	The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Compensation Committee is responsible for reviewing and approving policies and programs pursuant to which compensation is paid or awarded to the Company's executive officers and key employees and for administration of the Company's 1990 Key Employee Stock Option Incentive Plan (the "Incentive Plan").


Compensation Strategy

	The Company's executive compensation program has been designed to (i) align executive compensation with stockholder interests, (ii) attract, retain and motivate a highly competent executive team, (iii) link compensation to individual and Company performance and (iv) achieve a balance between incentives for short-term and long-term results. The Company's executive compensation package consists of the payment of base salary, annual bonus, and stock options awarded through participation in the Incentive Plan. The Compensation Committee reviews annually the compensation to be paid to the Company's executive officers. In making such review, the Compensation Committee evaluates information supplied by management. The Compensation Committee also participates in the negotiation of employment contracts, including provisions for salary and bonuses, with the Company's executive officers. Currently, pursuant to the Company's employment agreements with certain of its executive officers, each such executive officer receives a fixed annual base salary and certain of such executive officers, including the Chief Executive Officer, are entitled to receive a bonus amount determined by a formula based on the Company's net earnings per share for each fiscal year during the term of the agreement.


Base Salary

	Base salary for executive officers is generally determined by reference to written employment agreements between the Company and such executives. The Compensation Committee's policy is to negotiate salaries in relation to industry norms, the principal job duties and responsibilities undertaken by such executives, individual performance and other relevant criteria. A base salary comparison for the Company's Chief Executive Officers was made to a group of public companies which the Compensation Committee believes provides a meaningful comparison to the Company. Several of these companies are included in the custom composite of companies in the Standard & Poor's Midcap Consumer Products Index. See "Stock Performance Chart" below. The base salary paid to the Company's Chief Executive Officer for fiscal year 2000 was in the middle of the range of base salary paid by such companies.


Annual Bonus

	Annual bonuses for the Chief Executive Officer and two other Named Executives (Peter Ferola and Franc Ferola) are determined by reference to specific bonus formulae set forth in written employment agreements between the Company and such officers. If the Company's net earnings per share increase by more than 10% compared to the executives' base years (i.e. 1996 for the Chief Executive Officer and 1997 for the two other Named Executives), the Chief Executive Officer is entitled to receive $20,000 and the two other Named Executives are each entitled to receive $5,000 for each 1% increase in net earnings per share above the 10% threshold. In addition, the Chief Executive Officer is entitled to receive a $100,000 bonus and the two other Named Executives are entitled to each receive a $25,000 bonus for reaching the 10% increase in net earnings per share compared to the base year. The Chief Executive Officer is also entitled to receive a $150,000 bonus payment and the two other Named Executives are entitled to each receive an additional $25,000 bonus payment upon the Company's attaining a 15% increase in net earnings per share compared to the base year. Payment of annual bonuses for other executives is at the discretion of the Compensation Committee.


Stock Options

	Long-term incentive compensation of executives is granted through participation in the Incentive Plan. The Incentive Plan permits the Company to grant stock options to executive officers at a price no less than 100% of the fair market value of the Common Stock on the date of the grant. In addition to contractual obligations, stock options are granted in the Compensation Committee's discretion to executive officers based upon its perception of the ability of such executive officers to influence the long-term growth and profitability of the Company. The Compensation Committee believes that providing a portion of the executive's annual incentive compensation in the form of stock options encourages the officers to share with outside stockholders the goals of increasing the value of the Company's stock and contributing to the success of the Company.


Compensation Committee's Actions for Fiscal Year 2000

	After various informal meetings during 2000, the Stock Option and Compensation Committee awarded stock options to various key employees but did not grant salary increases or award bonuses.

The Chief Executive Officer Compensation

	The Compensation Committee approved an employment agreement in 1997 for Mr. Frank F. Ferola. In approving such agreement, the Compensation Committee authorized a base annual salary of $425,000, an annual 10% increase in such salary, and an annual grant of options to purchase 50,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant for Mr. Ferola. Based on the earnings formula described above, Mr. Ferola was not entitled to receive a bonus in fiscal 2000.


Section 162(m) Compliance

	Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to a public company for compensation over $1 million annually paid to its chief executive officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee's current policy is to structure the performance-based portion of the compensation of the Company's executive officers (currently consisting of stock option grants and cash bonuses) in a manner that complies with Section 162(m) of the Code whenever practicable and appropriate, in the judgment of the Compensation Committee.

Members of the Compensation Committee:
Shouky Shaheen, Chairman
John DePinto
Leonard Genovese

Compensation Committee Interlocks and Insider Participation

	The Compensation Committee conducted deliberations through various informal meetings concerning executive compensation during the last completed fiscal year. None of the Compensation Committee members are or ever were officers or employees of the Company. During the last fiscal year, none of the executive officers of the Company has served on the board of directors or on the Compensation Committee of any other entity, any of whose executive officers served on the Board of Directors of the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

	As a public company, the Company's directors, executive officers and more than 10% beneficial owners are subject to reporting requirements under Section 16(a) of the Exchange Act. None of the Company's directors, executive officers or such 10% beneficial owners delinquently filed, to the Company's knowledge, any reports required under Section 16(a) of such Act during fiscal year 2000




STOCK PERFORMANCE CHART

























			Dec-95   Dec-96   Dec-97   Dec-98   Dec-99   Dec-00

The Stephan Co.	 $123	    $102	 $106	     $82	 $31	    $20

S&P 500	       $138	    $169	 $226	     $290	 $351	    $232

Custom Composite	 $115	    $120	 $143	     $143	 $145      n/a
Index (10 stocks)

Custom Composite	 $296	    $162	 $74	     $35	 $52	     $10
Index (4 stocks)

The 10 Stock Custom Composite is made up of the companies that comprised the S&P MidCap Consumer Products Index upon its termination in July, 1996. The 10 stocks are Carter-Wallace, Church & Dwight, A.T. Cross Co., Enesco Group Inc. (The Stanhome Inc.), First Brands Corp., Gibson Greetings Lancaster Colony, National Presto, Perrigo Co., and Tambrands Inc. (thru the second quarter of 1997; Co. acquired).

The new 4 Stock Custom Composite is made up of Carson Inc., Parlux Fragrances, Inc., Azurel Ltd. And Lamaur Corp.







INDEPENDENT AUDITORS

	Pursuant to a recommendation of the Audit Committee, the Board of Directors has selected and retained the firm of Deloitte & Touche to act as independent certified public accountants for the Company for the 2000 fiscal year. Representatives of Deloitte & Touche are expected to be present at the Meeting, to have the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions.

OTHER MATTERS

	At the date of this proxy statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the Meeting, other than as described above. If any other matter or matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote all proxies on such matter(s) in accordance with their judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

	In accordance with Rules 14a-4(c) and 14a-5(e) promulgated under the Exchange Act, the Company hereby notifies its shareholders that it did not receive by January 19, 2000 notice of any proposed matter to be submitted for stockholder vote at the Meeting, and therefore any proxies received in respect of the meeting will be voted in the discretion of the Company's management on other matters which may properly come before the Meeting.

	The Company further notifies its shareholders that if the Company does not receive notice by _________ ___, 2002 of a proposed matter to be submitted for stockholder vote at the 2002 Annual Meeting of Stockholders, then any proxies held by members of the Company's management in respect of such meeting may be voted at the discretion of such management members on such matter if it shall properly come before such meeting, without any discussion of such proposed matter in the proxy statement to be distributed in respect of such meeting.

	Any proposal which is intended to be presented by any stockholder for action at the 2002 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at 1850 West McNab Road, Fort Lauderdale, Florida 33309, not later than January 19, 2002, in order for such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2002 Annual Meeting of Stockholders.

 				By Order of the Board of Directors


				Peter Ferola
				Secretary

Dated: ____, 2001